Exhibit 99.1

Physicians Formula Holdings, Inc. Announces First Quarter 2010 Results

Delivers $23.0 Million of Net Sales for the Quarter, 13.9% Higher Than Prior Year

Provides Net Cash from Operating Activities of $2.8 Million in the Quarter Versus a ($0.5) Million Use in the First Quarter of 2009, and Adjusted EBITDA of $3.2 Million Versus ($0.6) Million in the Prior Year Period.

Achieves $0.04 of Earnings per Diluted Share Versus ($0.13) Loss in the First Quarter of 2009

AZUSA, CA (May 6, 2010) – Physicians Formula Holdings, Inc. (NASDAQ: FACE) (“Physicians Formula” or the “Company”) today announced financial results for the three months ended March 31, 2010.

Results for the First Quarter of 2010

Net sales for the first quarter of 2010 were up 13.9% year-over-year to $23.0 million, compared to $20.2 million for the same period in 2009.  Net sales results in the first quarter of 2010 were higher than 2009 primarily due to lower expense for expected product returns, lower markdown expenses, the improved performance of the Company’s 2010 new products versus those launched in 2009, and an improved consumer and retail environment.

Net income for the first quarter of 2010 was $0.5 million, or $0.04 per diluted share.  This performance compares to a net loss of ($1.7) million in the first quarter of 2009, or $(0.13) per common share.  The primary drivers of the year-over-year improvement in earnings were the improvement in net sales mentioned above, as well as lower fixed marketing and overhead expenses.  These were partially offset by higher interest expense in the first quarter of 2010 versus the first quarter of 2009.

The Company believes Adjusted EBITDA, as calculated by its lenders in the Company’s credit agreements, is an important metric for shareholders to evaluate.   Adjusted EBITDA for the first quarter of 2010 was $3.2 million, which is $3.8 million higher than the ($0.6) million of Adjusted EBITDA lost in the first quarter of 2009.  The Company believes these results demonstrate the benefits the business is receiving from the strategic initiatives put in place in 2009 and the first quarter of 2010 to adapt the Company’s business model to the changing consumer and retail environment.   Adjusted EBITDA is reconciled to net income in the financial tables at the end of this press release.

Ingrid Jackel, the Company’s Chairwoman and CEO stated, “We continue to achieve success in implementing our strategic plan, and we are pleased with the sales growth, cash generation and Adjusted EBITDA generated by the business in the first quarter of 2010.  The consumer environment and the fundamentals of the Company are improved versus last year, and, while we remain cautious about the future economic climate, we are cautiously optimistic about our ability to deliver growth in the future.  In particular, our 2010 new products are performing well and our 2009 SKU rationalization is leading to lower product returns and markdown expenses, which are leading to strategic and financial benefits.”

Balance Sheet and Liquidity

Net cash provided by operating activities for the first quarter of 2010 was $2.8 million, compared to net cash used by operating activities in the prior year period of ($0.5) million.  As of April 2, 2010, the Company had $10.4 million available on its credit line with Wells Fargo.  The Company was in compliance with all covenants as of March 31, 2010.

As of March 31, 2010, net debt was $12.6 million, which consisted of $8.0 million of line of credit borrowings and $8.1 million of long-term debt, net of $3.5 million of cash and cash equivalents.   As of March 31, 2009, net debt was $19.3 million, which consisted of $24.1 million of line of credit borrowings net of $4.8 million in restricted cash and cash equivalents.

The Company also noted that, at a special meeting of stockholders held on April 28, 2010, the Company’s stockholders approved the restructuring of its $8 million subordinated debt with Mill Road Capital.  The $8 million of borrowings remains constant, but the annual borrowing costs and the term of the loan have improved.  Specifically, annual borrowing costs have been reduced from 15% cash pay and 4% payable-in-kind (compounded quarterly) to 10% cash pay and 4% payable-in-kind (compounded annually)—a reduction of five points.  The term of the subordinated debt, as measured from November 6, 2009, has been extended from three and one-half years to five years.  In exchange for these improved terms, the Company granted Mill Road Capital 650,000 seven-year warrants at a $0.25 strike price, effective April 28, 2010, which translates to approximately 4.2% dilution to the existing shareholders when calculated using the Treasury stock method.

Ms. Jackel continued, “We continue to have sufficient capital resources to invest for growth, and now with the improved terms on our subordinated debt with Mill Road, we will have more earning power to invest behind our core brand initiatives, as well as our longer-term business expansion plans.  We are very pleased with our relationship with our new lenders, Wells Fargo and Mill Road Capital, and look forward to working with them to build the brand and the Company over the coming quarters and years.”

U.S. Market Share Data ($ Share)

Based on retail sales data provided by ACNielsen, the Company’s approximate dollar share of the masstige market, as defined below, was 7.2% for the 52 weeks ended March 20, 2010 compared to 8.0% for the same period in the prior year. This represents an (10)% decrease in the Company’s share of the masstige market.  The overall dollar sales for the masstige market declined (1)% during this period.

Ms. Jackel noted, “Although our overall market share decreased as expected versus last year, mainly impacted by the loss of a major customer in the first half of 2009, we saw an increase in dollar sales for our strategic platforms, including our Mineral Wear face powders and natural and organic eye makeup and Shimmer Strips eye makeup.  Furthermore, with our strong performance of the 2010 new products, many of which just received distribution with our customer plan-o-grams resets in late February and March, we expect to see strong sales performance in the coming periods.”

The Company defines the masstige market as products sold in the mass market channel under the following premium-priced brands: Physicians Formula, Almay, L'Oreal, Max Factor, Neutrogena, Revlon, OPI, Borghese and Iman. ACNielsen is an independent research entity and its data does not include retail sales from Wal-Mart, the Company’s largest customer, and Canada. Accordingly, our market share data does not take into account sales to Wal-Mart or sales in Canada.  In addition, ACNielsen data is based on sampling methodology, and extrapolates from those samples, which means that estimates based on that data may not be precise. The Company’s estimates have been based on information obtained from our customers, trade and business organizations and other contacts in the market, in which the Company operates, as well as management's knowledge and experience in the market in which the Company operates.

Conference Call

The conference call is scheduled to begin at 2:00 p.m. Pacific Time on Thursday, May 6, 2010. Participants may access the call by dialing (877) 407-4018 (domestic) or (201) 689-8471 (international). In addition, the call will be webcast via the Company's Web site at www.physiciansformula.com, Investor Relations, where it will also be archived for two weeks. A telephone replay will be available through Thursday, May 20, 2010. To access the replay, please dial (877) 660-6853 (domestic) or (201) 612-7415 (international), and enter account: 3055, conference: 349636.

About Physicians Formula Holdings, Inc.

Physicians Formula is an innovative cosmetics company operating in the mass market prestige, or "masstige", market. Under its Physicians Formula brand name, created in 1937, the Company develops, markets and distributes innovative, premium-priced products for the mass market channel. Physicians Formula differentiates itself by addressing skin imperfections through a problem-solving approach, rather than focusing on changing fashion trends. Currently, Physicians Formula products are sold in 23,700 stores operated by Wal-Mart, Target, CVS and RiteAid.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, forward-looking statements can be identified by words such as "anticipates," "estimates," "expects," "believes," "plans," "predicts," and similar terms. In particular, this press release may include forward-looking statements about management’s expectations regarding the Company’s refinancing, strategy, liquidity, financial performance and outlook. These forward-looking statements are based on current expectations, estimates and projections about the Company's business and its industry, based on management's beliefs and assumptions. Forward-looking statements are not guarantees of future performance and the Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to: the loss of any significant retailer customers; the demand for the Company's products; the Company's ability to expand its product offerings; the competitive environment in the Company's business; the Company's operations and ability to achieve cost savings; the effect of technological and regulatory changes; the Company's cash needs and financial performance; the Company’s ability to comply with the financial covenants in its debt agreements; changes in general economic or market conditions; and other factors discussed in the Company's filings with the Securities and Exchange Commission (the "SEC"), including the Risk Factors contained in the Company's filings with the SEC, and available at www.physiciansformula.com and the SEC's website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements in this release and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. Unless otherwise required by law, the Company expressly disclaims any obligation to update publicly any forward-looking statements, whether as result of new information, future events or otherwise.

PHYSICIANS FORMULA HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(Dollars in thousands, except share data)

	Three Months Ended
	March 31,
	2010	2009
NET SALES	$22,966	$20,174
COST OF SALES	12,995	10,431
GROSS PROFIT	9,971	9,743
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	8,623	12,774
INCOME (LOSS) FROM OPERATIONS	1,348	(3,031)
INTEREST EXPENSE, NET	661	208
OTHER (INCOME) EXPENSE, NET	(10)	57
INCOME (LOSS) BEFORE PROVISION (BENEFIT) FOR INCOME TAXES	697	(3,296)
PROVISION (BENEFIT) FOR INCOME TAXES	177	(1,582)
NET INCOME (LOSS)	$520	$(1,714)

NET INCOME (LOSS) PER COMMON SHARE:
Basic	$0.04	$(0.13)
Diluted	$0.04	$(0.13)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING:
Basic	13,589,668	13,577,118
Diluted	14,058,710	13,577,118

PHYSICIANS FORMULA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(Dollars in thousands, except share data)

	March 31,	December 31,
	2010	2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,446	$3,797
Accounts receivable, net of allowance for doubtful accounts of $1,118 and $1,165
as of March 31, 2010 and December 31, 2009, respectively	22,906	25,153
Inventories	21,143	21,202
Prepaid expenses and other current assets	1,661	1,764
Income taxes receivable	1,506	1,462
Deferred tax assets, net	8,994	9,611
Total current assets	59,656	62,989

PROPERTY AND EQUIPMENT, NET	3,281	3,603
OTHER ASSETS, NET	6,807	6,072
INTANGIBLE ASSETS, NET	33,575	34,016
TOTAL ASSETS	$103,319	$106,680

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$9,504	$9,507
Accrued expenses	2,185	2,258
Trade allowances	7,191	5,907
Sales returns reserve	7,937	11,103
Line of credit borrowings	7,996	9,926
Total current liabilities	34,813	38,701

DEFERRED TAX LIABILITIES, NET	10,166	10,579
RELATED PARTY LONG-TERM DEBT	8,130	8,000
OTHER LONG-TERM LIABILITIES	622	630
Total liabilities	53,731	57,910

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Series A preferred stock, $0.01 par value—10,000,000 shares authorized, no
shares issued and outstanding at March 31, 2010 and December 31, 2009	-	-
Common stock, $0.01 par value—50,000,000 shares authorized, 13,589,668 shares
issued and outstanding at March 31, 2010 and December 31, 2009	136	136
Additional paid-in capital	60,378	60,080
Accumulated deficit	(10,926)	(11,446)
Total stockholders' equity	49,588	48,770
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$103,319	$106,680

PHYSICIANS FORMULA HOLDINGS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(unaudited)
(Dollars in thousands)

Pursuant to our credit agreements, Adjusted EBITDA is defined as net income/loss before depreciation, amortization, interest expense, income taxes, goodwill and intangible asset impairment charges, stock-based compensation and non-cash obsolescence charges.  A reconciliation of net income (loss) to EBITDA and Adjusted EBITDA follows (in thousands):

	Three Months Ended
	March 31,
	2010	2009
Net income (loss)	$520	$(1,714)
Plus:
Depreciation and amortization	1,114	848
Interest expense, net	661	208
Income taxes	177	(1,582)
EBITDA	2,472	(2,240)
Stock-based compensation	297	310
Non-cash obsolescence charges	453	1,307
Adjusted EBITDA	$3,222	$(623)

(FACE/F)

Contact:                       John Mills / Anne Rakunas
                                      ICR, Inc.
                                      (310) 954-1100